Exhibit 99.1

TERMINATION AGREEMENT

This Termination Agreement (this “Agreement”), signed October 5, 2020 and effective as of September 30, 2020, is between Peabody Energy Corporation, a Delaware corporation (“Peabody”), and Arch Resources, Inc., a Delaware corporation (“Arch”). Arch and Peabody are each a “Party” and collectively the “Parties”. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Implementation Agreement (as hereinafter defined).

RECITALS

WHEREAS, the Parties entered into that certain Implementation Agreement, dated as of June 18, 2019 (the “Implementation Agreement”); and

WHEREAS, the Parties now desire to terminate the Implementation Agreement.

NOW THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the Parties agree as follows:

1.                  Mutual Termination. The Implementation Agreement is hereby terminated in all respects by mutual written agreement of Peabody and Arch pursuant to Section 9.1(a) of the Implementation Agreement. Except as set forth in Section 9.2 of Implementation Agreement, (a) the Implementation Agreement is of no further force or effect and no Party shall have any further rights or obligations under the Implementation Agreement and (b) no terms or conditions of the Implementation Agreement shall survive the termination thereof. The Confidentiality Agreement and the Common Interest Agreement shall remain in full force and effect in accordance with their terms.

2.                  Mutual Release. Notwithstanding anything in the Implementation Agreement (including Section 9.2 thereof) to the contrary, none of the Parties, any of their respective Affiliates or any Representative of any of the foregoing shall have any liability of any kind for any breach of the Implementation Agreement prior to the date hereof.

3.                  Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, between the Parties with respect to the subject matter hereof.

4.                  Miscellaneous. Sections 1.2, 10.2 and 10.4 through 10.12 of the Implementation Agreement are hereby incorporated herein by reference, mutatis mutandis.

5.                  Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed will be deemed to be an original and when taken together shall constitute the entire and same agreement. Delivery of an executed signature page to this Agreement by any Party by electronic transmission will be as effective as delivery of a manually executed copy of this Agreement by such Party.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the date first written above.

PEABODY ENERGY CORPORATION

By:	/s/ Glenn L. Kellow
Name:	Glenn L. Kellow
Title:	President and Chief Executive Officer

ARCH RESOURCES, INC.

By:	/s/ Paul A. Lang
Name:	Paul A. Lang
Title:	President and Chief Executive Officer

[Signature Page to Termination Agreement]